UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

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IMMUNOCLIN CORPORATION

(Exact name of registrant as specified in its charter)

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Nevada	000-54738	32-0337695
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1420 N Street NW, Suite 102, Washington, DC 20005, USA

(Address of Principal Executive Office) (Zip Code)

202-838-8141

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On April 4, 2016, Immunoclin Corporation, a Nevada corporation, previously known as Pharma Investing News, Inc. (the “Company”), took the following actions: (i) the Company terminated the Management Agreement dated as of April 5, 2013 (the “MA”), by and between the Company and Castor Management Services, Inc. (“Castor”), pursuant to which agreement Castor was engaged to provide certain consulting services to the Company and (ii) the Company terminated, with respect to Castor, the Control Shareholder Agreement dated as of December 13, 2013 (the “CSA”), by and among Castor and other parties. In addition, on April 8, 2016, the Company terminated the Management and Bonus Agreement by and between the Company and Raymond C. Dabney (“Mr. Dabney”) dated as of December 13, 2013 (the “MBA”), pursuant to which agreement Mr. Dabney was engaged to provide certain consulting services to the Company.

The foregoing agreement terminations followed the delivery of the Company’s notices, pursuant to the respective agreements, to each of Castor and Mr. Dabney, requesting that all of the material breaches and defaults be cured within the timeframe allotted under the respective agreements.

Upon these terminations, the Company requested that Castor either (i) return to the Company the 10 million shares of the Company’s common stock issued to Castor, which Castor subsequently sold to Mr. Dabney on January 14, 2015 or (ii) pay the Company the agreed value of such shares. In addition, the Company requested that Castor return and relinquish any and all interest in the 500,000 Series A Preferred Stock issued to Castor at the time of the execution of the CSA, which Castor subsequently sold to Mr. Dabney on January 14, 2015.

In addition, upon termination of the MBA, the Company requested that Mr. Dabney either (i) return to the Company all of the Company’s shares in Mr. Dabney’s possession or (ii) pay the fair value of such shares to the Company, which the Company estimated to be at least $22 million based upon the closing price of the Company’s common stock of $2.00 per share on December 13, 2013. In addition, the Company requested that Mr. Dabney return and relinquish any and all interest in the 500,000 Series A Preferred Stock issued to Castor at the time of the execution of the CSA, which Castor sold to Mr. Dabney on January 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

By:	/s/ Dr. Dorothy Bray
Dr. Dorothy Bray, Director, President and CEO

Date: April 11, 2016